                                                                      Exhibit 12

                          PREMARK INTERNATIONAL, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                  (Unaudited)

                                              26 Weeks ended                        Fiscal Year Ended
                                            -------------------   ----------------------------------------------------
                                            June 27,   June 28,   Dec. 27,   Dec. 28,   Dec. 30,   Dec. 31,   Dec. 25,
                                              1998       1997       1997       1996       1995       1994       1993
                                            --------   --------   --------   --------   --------   --------   --------
Historical
----------
Income before income taxes ..............    $ 91.4     $ 80.8     $174.7     $112.9     $120.3     $110.8     $ 74.4

Fixed charges:
    Interest (expended or capitalized) ..       6.8        6.0       12.3       16.5       27.3       20.8       16.1
    Estimated interest factor on
      operating lease payments ..........       6.1        5.9       12.2       11.7       11.5       10.8       11.3
                                             ------     ------     ------     ------     ------     ------     ------
Total fixed charges .....................      12.9       11.9       24.5       28.2       38.8       31.6       27.4
                                             ------     ------     ------     ------     ------     ------     ------
Earnings:
    Income before income taxes ..........      91.4       80.8      174.7      112.9      120.3      110.8       74.4
    Fixed charges .......................      12.9       11.9       24.5       28.2       38.8       31.6       27.4
    Interest capitalized ................         -          -          -          -       (0.6)      (0.6)      (0.6)
                                             ------     ------     ------     ------     ------     ------     ------
Earnings before income taxes and fixed
  charges ...............................    $104.3     $ 92.7     $199.2     $141.1     $158.5     $141.8     $101.2
                                             ------     ------     ------     ------     ------     ------     ------
Ratio of earnings to fixed charges ......      8.1X       7.8X       8.1X       5.0X<F1>   4.1X       4.5X       3.7X
                                             ======     ======     ======     ======     ======     ======     ======

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[FN]
<F1>  Excluding the $43.1 million pre-tax charge described under "Historical
      Selected Financial Information," the ratio would have been 6.5.